Exhibit 10.40

CONSTRUCTION FUNDING AGREEMENT

THIS CONSTRUCTION FUNDING AGREEMENT (this “Agreement”), is made effective as of this 18th day March, 2004, by and between LEXINGTON LION CLARITA L.P., a Delaware limited partnership, having an office c/o Lexington Corporate Properties Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015 (“Owner”) and SPECIALTY LABORATORIES, INC., a California corporation, having an address at 2211 Michigan Avenue, Santa Monica, California 90404 (“Tenant”).

RECITALS:

A.    Tenant has owned and previously caused the partial construction of a research and development and office facility (“Building”) containing approximately Two Hundred One Thousand Three Hundred Thirty square feet (201,330) with related improvements including parking, lighting and landscaping (collectively, the “Improvements”) pursuant to the Construction Documents (as hereinafter defined) on an approximately 13.78 acre site in the City of Santa Clarita, California, and more particularly described on Exhibit A attached hereto (the “Land”) (the Land and Improvements are herein together referred to as the “Premises”).

B.    Pursuant to a certain Agreement for Sale and Leaseback dated February 11, 2004 (the “Sale Agreement”) between Tenant as seller and Owner as buyer, Owner is purchasing the Premises, including the Improvements in their current state of completion, from Tenant effective as of today’s date.

C.    Simultaneously herewith, Owner, as landlord, and Tenant, as tenant, are entering into a certain lease dated even date herewith (the “Lease”) with respect to the Premises.

D.    Owner and Tenant desire to set forth their agreement pursuant to which Tenant will cause completion of the Improvements in accordance with the Construction Documents and Owner will fund the cost of such construction, subject to the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Tenant and Owner, it is hereby agreed as follows:

1.  Construction of Improvements.  (a) Tenant shall cause the construction of the Improvements (the “Work”) to be performed in accordance with the Drawings and Specifications attached hereto as Exhibit B, the Project Management Agreement, as amended (the “PMA”) between Tenant and Lowe Enterprises Southwest (“Lowe”), the Cost-Plus Contract with Guaranteed Maximum Price and Guaranty dated February 25, 2002, as amended and including change orders #1 through 7 inclusive (the “GMP Contract”) between Lowe and Tectonics Construction, Inc. (the “Contractor”) and in full compliance with all applicable federal, state and local laws, ordinances, codes, rules and regulations, all at Owner’s expense in accordance with the Budget and in no event to exceed Owner’s Maximum Cost (as defined in Section 2(a) below).

(b)  Simultaneously herewith, Tenant is delivering estoppel certificates from Lowe and Contractor together with true and complete copies of amendments to the PMA and GMP Contract which together provide in substance that the PMA and GMP Contract have been re-instated, that all sums due Lowe and the Contractor have been paid, that the cost to complete the Improvements is consistent with the Budget (as defined in Section 2(a) below) and that, subject to the terms and conditions of the PMA and the GMP Contract, the Improvements will be completed in accordance with the Project Schedule attached hereto as Exhibit D.

(c)  Tenant shall cause Lowe and the Contractor to construct the Improvements in accordance with the Project Schedule attached hereto as Exhibit D and cause Substantial Completion (hereinafter defined) of the Work to occur on or before June 30, 2004 (the “Projected Substantial Completion Date”), subject to Unavoidable Delays (hereinafter defined) and approved Change Orders.

2.   Funding of Construction.  (a) The parties acknowledge that the total project cost for acquisition of the Land and construction of the Building and related improvements and fixturization in accordance with the Drawings and Specifications is Fifty-Seven Million Seven Hundred Ninety Five Thousand Three Hundred Eighty Three Dollars ($57,795,383.00) as set forth on the detailed line item budget and schedule of values (the “Budget”) on Exhibit C attached hereto and consists of (i) a purchase price of Forty Seven Million Dollars ($47,000,000.00) (the “Purchase Price”) payable by Owner pursuant to the Sale Agreement to acquire the Land and the Improvements, of which $27,830,049.74 Owner is funding at Closing (the “Closing Funds”) and the balance of $19,169,950.26 (the “Holdback Funds”) are to be disbursed in accordance with this Agreement, (ii) Ten Million Seven Hundred Ninety Five Thousand Three Hundred Eighty Three Dollars ($10,795,383.00) in costs for construction and fixturization of the Improvements previously funded by Tenant (“Tenant’s Contribution”) in accordance with the Tenant Contribution Budget attached hereto as Exhibit E, and (iii) subject to the terms and conditions herein set forth, the balance of the construction costs of the Improvements, which cost is currently anticipated to be $5,004,750.86 (the “Completion Funds”).  The Holdback Funds in the amount of $19,169,950.26 is hereafter sometimes referred to as “Owner’s Maximum Cost”. Subject to the limits on Change Orders set forth in Section 8, in no event shall Owner’s payments exceed Owner’s Maximum Cost as such amount may be decreased, from time to time, pursuant to Section 9.  The parties acknowledge that the Budget contains $0 in contingencies (the “Contingency”).

(b)  Any change by Tenant to the Drawings and Specifications, the Project Schedule and/or the Budget which constitutes a “Material Deviation” from the standards set forth in the Specifications shall be submitted by Tenant in writing to Owner (“Change Order(s)”), and Owner shall not unreasonably withhold its consent thereto, so long as appropriate adjustments are made to the Drawings and Specifications, the Project Schedule and the Budget.  As used herein, a “Material Deviation” shall be deemed to mean one which either (1) results in an increase or decrease in the square footage of the Building of one percent (1%) or more, (2) changes the footprint of the Building, (3) alters the structure of the Building (including the specifications of the structure), or (4) alters the mechanical systems, heating, ventilation and air conditioning system, electrical system and/or the main lines of the plumbing or fire system. Any reduction in construction and development costs associated with any such Change Order(s) shall decrease the Fixed Rent in accordance with Section 9 and shall be subject to the limits set forth in Section 8.  Alternatively, any increase in construction and development costs shall be paid directly by Tenant in accordance with the costs of any such Change Order(s) in which event there shall not be any increase in Fixed Rent by reason of such Change Order.  In no case shall Owner be required to (i) compensate for costs associated with Change Orders that have not been approved, in advance in writing, by Owner and (ii) pay any amount to Tenant in addition to the Closing Funds in excess of Owner’s Maximum Cost.  All Change Orders shall specify the Change in the Specifications, the adjustments, if any, to the Budget, the decrease, if any, in Fixed Rent and the adjustment, if any, to the Project Schedule and must be approved in writing by Owner and Tenant.  In addition, Tenant shall not make any change to Tenant’s Contribution which effects any reduction in quantity or quality of equipment, materials or facilities constituting the Improvements without first obtaining Owner’s consent which may be granted or withheld in its sole discretion.  Owner shall respond to any request for approval of a Change Order within five (5) business days of its receipt thereof, failing which it shall be deemed to have approved such Change Order.

(c) Owner shall fund to Tenant, or at Tenant’s request, directly to Lowe and/or the Contractor, after the Substantial Completion Date (as defined in Section 10 below) up to an amount equal to Owner’s Maximum Cost, as the same may be adjusted in accordance with the terms and conditions of this Agreement (the “Final Payment”) within ten (10) days after satisfaction of the following conditions and delivery to Owner of the following documents:

(i) Tenant shall submit to Owner an application for payment in form reasonably satisfactory to Owner which shall include (a) copies of the Job Cost Reports and Job Cost Detailed Reports received from the Lowe, (b) the AIA G 702/703 forms containing the itemized schedule of values, for the construction work and all costs incurred for construction pursuant to each category of such schedule of values set forth in the Budget and (c) a separate itemization of costs incurred for equipment, construction and non-construction expenses in connection with the Premises and the Improvements (which shall be itemized under the line item on the Budget, with copies of invoices for all such amounts)  The accuracy of the costs shall be certified to Owner by Tenant and Lowe and shall be reviewed and approved by National Assessment Corp. (the “Construction Inspector”).

(ii) The completed construction work with respect to the Improvements in the application for payment must be reviewed and approved by the Construction Inspector as a condition to funding, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant will contact the Construction Inspector and coordinate delivery of applications for payment with an inspection by the Construction Inspector in order to allow Construction Inspector to review the completed construction work.  The Construction Inspector will review and certify to Owner and Tenant its opinion of compliance with the Specifications and the amounts to be funded, which shall be determined in accordance with this Agreement.

(iii) Owner shall be provided with written notice of, but its consent shall not be required with regard to, any Change Order that is not a Material Deviation from the Specifications.

(iv) In no event shall Owner be obligated to advance the Final Payment unless it receives (1) a final unconditional lien waiver from Lowe, (2) final unconditional lien waivers from the Contractor, any subcontractor or supplier receiving in excess of $100,000 and any contractor, subcontractor and material supplier who has served a 20 day preliminary notice on Owner, (3) a copy of the permanent certificate of occupancy for the Premises from the City of Santa Clarita (provided however that a temporary certificate of occupancy shall be deemed to satisfy this condition so long as the only items to be completed before the issuance of the permanent certificate of occupancy are the punchlist items, that the right to lawful occupancy of the Premises cannot be terminated prior to the issuance of a permanent certificate of occupancy and that Tenant diligently and continuously prosecutes all matters necessary to obtaining the permanent certificate of occupancy), (4) evidence satisfactory to Owner that Tenant’s Contribution has been fully constructed and installed and (5) evidence that all other requirements of Sections 2(c)(i) and 2(c)(ii) have been satisfied;

(v) The Final Payment shall be reduced by an amount equal to the greater of (A) two times the agreed punch list value or (B) $100,000, which sum shall be due and payable upon completion of the punch list items and shall be for all outstanding sums not subject to dispute or offset due under the Agreement;

(vi) Anything in this Agreement to the contrary notwithstanding, in no event shall Owner be obligated to fund the Final Payment if:

(1) Tenant has failed to make the deliveries required hereunder, including but not limited to, those specified in Sections 2(c)(i) and 2(c)(ii); or

(2) There is any event of default outstanding under this Agreement for which notice has been given in accordance with Section13 which remains uncured; or

(3) There is any Event of Default outstanding under the Lease.

(vii) The conditions and limitations of this Section 2 may be waived by Owner at Owner’s sole option without notice.

(viii) Anything in this Agreement to the contrary notwithstanding, Owner shall nonetheless pay to Tenant in the Final Payment the full amount of sums due to Tenant in constructing the Improvements (subject to Section 2(c)(v)), but not in any event to exceed Owner’s Maximum Cost, as such amount may be decreased pursuant to Section 9.

(d)            In addition, in consideration of its use and occupancy of the Premises for the period from the date hereof until the “Acceptance Date” (as defined in the Lease) during which time Tenant shall construct and install “Tenant’s Initial Alterations” (as defined in the Lease), Tenant shall pay rent for the use and occupancy rights with respect to the Premises in the amount of $784,590.81 on the date hereof.

3.  Fixed Rent.  The Fixed Rent to be paid by Tenant to Owner under the terms of the Lease was determined by the parties based on an estimated cost to complete construction of the Improvements pursuant to the Budget attached as Exhibit C hereto previously delivered to and approved by Tenant and Owner.

4.  Additional Costs.  Owner shall not be responsible for funding any costs in addition to the Closing Funds and the Owner’s Maximum Cost, as such amount may be decreased pursuant to Section 9.  To the extent that any cost is incurred in connection with the acquisition of the Premises (including but not limited to title insurance premiums) or in the ownership and development of the Premises prior to Substantial Completion, including but not limited to the fees and expenses of the Construction Inspector and real estate taxes, such costs shall either be directly paid by Tenant or, to the extent funded by Owner and not reimbursed by Tenant, shall dollar for dollar be applied against Owner’s Maximum Cost.

5.  Construction Documents.  As used in this Agreement, the term “Construction Documents” shall mean and include (i) the Drawings and Specifications attached hereto as Exhibit B, (ii) the PMA between Tenant and Lowe and (iii) the GMP Contract between Lowe and Contractor.  Owner shall have the right to inspect the Work at all reasonable times.  If Owner discovers that the Work which fails to comply with the Construction Documents, Owner shall notify Tenant and Tenant shall cause Lowe and/or the Contractor to take all necessary action to correct the deficiencies.

6. Contractor Warranties. (a) Notwithstanding any terms or conditions of the Lease, Tenant shall cause the Contractor to guarantee to Owner and Tenant that the Improvements will be constructed without defective workmanship and materials, latent or otherwise, for a period of one (1) year from the Substantial Completion Date (the “Warranty Period”).  The Contractor shall also guarantee the foundations, slab, structural frame, roof deck, roof and roof membrane and exterior walls of the Improvements against defective, workmanship and materials, latent or otherwise, for a period of one (1) years from the Substantial Completion Date (the “Structural Warranty Period”).  The landscaping warranty shall be one year for all trees and six months for all plant materials, including shrubs and groundcover.  The Construction Documents shall require, among other provisions, that the Contractor obtain a warranty on the roof membrane of not less than 20 years and to assign such warranty to Owner.

(b)         By virtue of the foregoing guaranties, the Contractor shall repair or replace at its sole cost and expense any defective item occasioned by defective, workmanship or materials that Tenant or Owner discovers during the Warranty Period or the Structural Warranty Period, as the case may be.  On the expiration of the Warranty Period or the Structural Warranty Period, as the case may be, and with the exception of any equipment or roof warranty, provided that such warranties have theretofore been assigned pursuant to Section 6(a), the Contractor shall assign and deliver to Owner originals of all continuing assignable guaranties and warranties (whether express or implied) issued or made in connection with the construction of the Improvements and any and all claims against vendors or others who provided materials or construction during the construction of the Improvements and must assign to Owner, free and clear of all liens and encumbrances, the Contractor’s interest in those guaranties, warranties and claims by means of a duly executed and acknowledged assignment in form and substance satisfactory to Owner.  In addition, the Contractor shall warrant to Owner and Tenant that it will replace all landscape plantings at the Premises during the initial year of the term of the Lease, except for those which do not survive by reason of neglect or intentional misconduct.

(c)         Tenant acknowledges and agrees that its sole remedy for any defect in construction of the Improvements shall be an action for specific performance and/or damages against the Contractor.  Tenant specifically waives any right which Tenant may otherwise have at law or in equity to make any claim against Owner for any latent or patent defect in construction of the Improvements, including but not limited to, any right to offset against or deduct from rent due to Owner under the Lease.

7.  Representatives.  Owner designates Brendan Mullinix, phone:  (212) 692-7200, fax:  (212) 986-6972 and e-mail: bmullinix@LXP.com to act on behalf of Owner relating to the construction of the Improvements.  Tenant designates Reid McCartney of CRESA Partners, phone:  (310)-207-1700 to act on behalf of Tenant relating to the construction of the Improvements.  Any party may change its representatives by giving written notice of a change of designation to the other party.  Each party will exert its commercially reasonable efforts to render decisions and take actions in a timely manner so as to avoid unreasonable delay in the other party’s work and action relating to the Improvements.

8.  Limits on Change Orders.  Any Change Order approved by Tenant and Owner shall require a corresponding change to the Budget (both specific line item and total cost of the Work), and, if applicable, the Projected Substantial Completion Date. Such Change Order shall not be implemented unless and until both the change to the Plans, the corresponding change to the Budget, and, if applicable, the corresponding change to the Projected Substantial Completion Date are approved in writing by Owner and Tenant.  In no event, however, shall any Change Order result in a reduction of the quality or utility of the Improvements or obligate Owner to fund an amount in excess of Owner’s Maximum Cost as set forth in the Budget attached hereto as Exhibit C .

9.  Actual Cost of Work.  In the event the final actual cost of the Work is less than the amount set forth in the Budget, excluding the Contingency, as may have been adjusted, as a result of Change Orders approved by Tenant and Owner in accordance with this Agreement, then such amount shall be evidenced by a decrease in the Fixed Rent provided in the Lease.  The annual decrease in the initial Fixed Rent under the Lease per $10,000 deviation from the Budget shall be $752.00. Upon Substantial Completion (defined in Section 10), Owner and Tenant shall execute and deliver an amendment to the Lease to make any changes to the Fixed Rent to reflect the final actual cost of the Work.  Such final actual cost of the Work shall be certified to Tenant by Lowe and the Contractor which certification shall be accompanied by evidence of such costs incurred.  Owner and Tenant will each have the right to review, copy and audit Contractor’s books and records with respect to all costs of the Work at Contractor’s place of business during reasonable business hours.

10.  Substantial Completion.  The “Substantial Completion Date” shall mean the date after issuance of the Completion Certificate (as defined in Section 11 below) which is the first to occur of (i) the issuance of a Certificate of Occupancy (temporary or permanent) from the applicable building department, permitting Tenant to immediately occupy the Building for Tenant’s intended purpose, but not including completion or correction of all customary “punch list” items; or (ii) Tenant’s conduct of normal business operations at the Building (the first to occur of (i) and (ii), “Substantial Completion”).  Tenant shall keep Owner informed from time to time in writing of the anticipated Substantial Completion Date.  Subject to delays resulting from force majeure and long lead items beyond its reasonable control, the Contractor shall complete the punch list items within thirty (30) days of the later to occur of the (i) Tenant’s delivery of the punch list to Owner, and (ii) issuance of the permanent Certificate of Occupancy.  “Punch List” items shall be agreed to by a mutual inspection of the Improvements by Owner and Tenant in accordance with Section 23.2(c) of the Lease.  The aggregate cost of all punch list items (other than those which do not affect use and occupancy of the Premises) shall not exceed $100,000.

11.  Completion Certificate.  Upon Substantial Completion of the Improvements, Tenant shall cause the Contractor and the architect to execute and deliver to Tenant and Owner a certificate (the “Completion Certificate”) that shall expressly provide the following representations and warranties: (a) the Premises have been substantially completed in accordance with the Drawings and Specifications and are free of any mechanic’s, materialmen’s, architects’, suppliers’ or other similar liens or, if such liens exist, they have been bonded in accordance with applicable law or the Title Company has issued title insurance for the benefit of Owner and Tenant in form reasonably acceptable to Owner and Tenant over such liens; and (b) the Improvements are in compliance with all laws, ordinances, rules and regulations of any state, federal, municipal or other governmental agency having jurisdiction of the Premises that relate to the intended use, condition or occupancy of the Premises prior to Tenant’s occupancy thereof.  The parties hereto further agree to provide any necessary documentation to the Title Company to remove any exceptions related to mechanics’ or materialmens’ liens contained in any title policy issued to Owner and Tenant after Substantial Completion, provided however, in the event of any dispute with a lienor, the contesting party shall have the right bond off such lien.

12.  Unavoidable Delays.  The time for completion of construction (including punch list items) of the Improvements as provided herein shall be extended for the number of days equal to such delays and their effects caused by Unavoidable Delays. For purposes of this Agreement, the term “Unavoidable Delays” shall mean causes and events beyond a party’s reasonable control which prevent or materially interferes with such party’s performance under this Agreement, which events may include; acts of God, fire, earthquake, flood, storm, explosion, war, sabotage, terrorism, invasion, insurrection, civil commotion, embargo, riots, offsite and third party lockouts, strikes and picketing, litigation involving the Premises which cannot be resolved by the payment of sums certain by a party to this Agreement, delays caused by or resulting from the delay or failure of the public utilities and public authorities to perform and complete their service requirements, including water, electricity, gas, sanitation, roads and authorization for curb and road cuts, in a timely manner, in accordance with the schedule for completion of the Work, failure of transportation, condemnation, unavailability of materials or extraordinary delays in delivery, governmental restriction, including weather delays in excess of five (5) aggregate days of inclement weather.  In the event of a failure of transportation, the unavailability or shortages of materials and/or offsite and third party lockouts, strikes or picketing, each party agrees to use its good faith reasonable efforts to locate alternative sources and, if appropriate, in other geographic areas.  The party claiming Unavoidable Delay shall provide to the other party, within five (5) business days after becoming aware of such Unavoidable Delay (i) evidence of the occurrence of each instance thereof reasonably satisfactory to the other parties hereto; and (ii) good faith estimated notice of the number of days of Unavoidable Delay that the party is claiming, as so evidenced. If Tenant reasonably believes that an item of Unavoidable Delay will affect the Substantial Completion Date, then Tenant shall notify Owner in writing.  Failure to give such notice or to provide such evidence shall result in a loss of the days of claimed Unavoidable Delay.

13.  Default/Termination.  (a) No party hereto shall be deemed to be in default under this Agreement unless and until (i) it has received written notice from the other party specifying the particulars in which such party has failed to perform its obligation hereunder and (ii) fifteen (15) days have expired from the receipt of such notice and the default specified has not been cured.

(b)  Notwithstanding the provisions of Section 13(a), in the event that a default is not susceptible to immediate cure, a defaulting party shall be afforded such additional time as may be reasonably necessary to cure its default provided that (i) such cure commences during the initial fifteen (15) day period, (ii) is prosecuted diligently and continuously to completion and (iii) in no event exceeds sixty (60) days from receipt of the original notice of default.

(c)  In the event of any such default which remains uncured after the applicable cure period, the non-defaulting party shall have all of the rights and remedies available to such party at law or in equity.

14.  Notices.  Any notice or demand which either party hereto either is required to or may desire to serve upon the other, must be in writing, and shall be sufficiently served if (i) personally delivered, (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by commercial overnight carrier, and addressed to:

Owner:	Lexington Lion Clarita L.P.
c/o Lexington Corporate Properties Trust
One Penn Plaza, Suite 4015
New York, New York 10119-4015
Attn: Richard J. Rouse
Facsimile No.: (212) 594-6600

With a copy to:	Crowe Deegan LLP
535 Fifth Avenue – Suite 611
New York, New York 10017
Attn: Richard C. Hamlin, Esq.
Facsimile No.: (212) 557-7270

Tenant:	Specialty Laboratories Inc.

2211 Michigan Avenue
Santa Monica, California 90404
Attn: Chief Financial Officer
Facsimile No.:

With a copy to:	Specialty Laboratories Inc.
2211 Michigan Avenue
Santa Monica, California 90404
Attn: General Counsel
Facsimile No.:

And to:	O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90071
Attn: Christine H. Suh, Esq.
Facsimile No.: 213-430-6407

or any other address which the parties notice to the other.  Such notice shall be deemed to have been received on the third business day following the mailing thereof or upon receipt in the event of personal service and on the following business day if by overnight courier.  Each party may send notices by facsimile provided the sender confirms receipt by the party to whom the notice was addressed.

15.  Governing Law.  If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, but each term and provision of this Agreement shall be valid and be enforced to the fullest extent under the laws of the State of California.  If any conflict exists or occurs between this Agreement and the Lease, the terms of this Agreement shall be controlling.

16.  Attorneys’ Fees.  Each party shall pay the other party’s reasonable legal costs and attorney’s fees incurred in successfully enforcing against the other party any covenants, terms or conditions of this Agreement.

17.  Due Authorization.  Owner and Tenant each represent that the execution and delivery of this Agreement and the performance of all of the covenants and agreements contained herein have been duly authorized, ratified and confirmed by all necessary corporate action on the part of each of said parties.

18.  Successors and Assigns.  The covenants and agreements herein contained shall bind and inure to the benefit of Owner, its successors and assigns, and Tenant and its permitted successors and assigns.  No party shall have the right to assign this Agreement or any interest herein to third party without first obtaining the prior written consent of the other parties hereto which consent may be granted or withheld in such party’s sole and absolute discretion.  Capitalized terms shall have the meanings as defined herein or, if not defined in this Agreement, as set forth the Lease.

19.          Dispute Resolution.  Any dispute or controversy between Owner and Tenant arising out of this Agreement shall be resolved exclusively through binding arbitration in Los Angeles, California pursuant to California Code of Civil Procedure Sections 1282 through 1284.2 .  In the event of such arbitration, unless otherwise required by law,

Tenant and Owner shall each pay one-half of the costs and expenses of such arbitration, and shall separately pay its counsel fees and expenses. Notwithstanding any provision in this Section, neither party shall be prohibited from seeking injunctive relief as necessary to maintain the status quo pending an arbitration proceeding regarding the breach of this Agreement.

20.          Limitation on Liability for Indemnification.    Anything in this Agreement to the contrary notwithstanding, in no event shall Tenant be obligated to indemnify Owner or any of its officers, directors, employees, contractors, agents or consultants (“Owner Parties”) for any act or omission constituting gross negligence or willful misconduct by such Owner Parties nor shall Tenant be deemed to have released any of the Owner Parties for any act or omission constituting gross negligence or willful misconduct by such Owner Parties.

[Balance of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

OWNER:	LEXINGTON LION CLARITA L.P.
	By:	Lexington Lion Clarita GP LLC
	By:	Lexington/Lion Venture L.P.
		By:	Lex GP, LLC

	By:		/S/ BRENDEN P. MULLINIX
		Name:	Brenden P. Mullinix
		Title:	Vice President

TENANT:	SPECIALTY LABORATORIES, INC.

	By:	/S/ FRANK J. SPINA
		Name:	Frank J. Spina
		Title:	Senior Vice President & Chief Financial Officer